SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)


                                Datascension Inc.
                                 NAME OF ISSUER)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    238111108
                                 (CUSIP NUMBER)


 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
                                                         12/31/06

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX /X/.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

                               CUSIP NO: 238111108
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Longview Fund L.P.
--------------------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  / /
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)                  WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)
--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION    California
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH                     5,808,675
REPORTING  PERSON      --------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                                    No Shares
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER

                                    5,808,675
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                                    No Shares
--------------------------------------------------------------------------------

(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
                  5,808,675
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) /X/ EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                  Excludes shares issuable upon conversion of Notes and exercise of Longview Fund L.P.'s warrants which are subject to a 4.99% block provision.
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)

                  25.961%
--------------------------------------------------------------------------------

(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

                  Common Stock
                  Datascension Inc.
                  145 S. State College Blvd, Suite 350
                  Brea, CA 92821

ITEM  2.     IDENTITY  AND  BACKGROUND.

                  Longview Fund, L.P.
                  600 Montgomery Street, 44th Floor
                  San Francisco, CA 94111
                  Citizenship - California

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.



ITEM  4.     PURPOSE  OF  TRANSACTION.

                  Investment in the Issuer.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

                  5,809,675     25.961%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  None.

ITEM  7.     MATERIALS TO BE FILED AS EXHIBITS.

                  None.

                                    SIGNATURE



     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:6/5/07                           /s/ Michael Rudolph, CFO of Viking Asset
                                       -----------------------------------------
                                           Management LLC, as Investment
                                           Manager